UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 24, 2011

THE MCGRAW-HILL COMPANIES, INC.
(Exact Name of Registrant as specified in its charter)

New York	1-1023	13-1026995

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

1221 Avenue of the Americas, New York, New York 10020
(Address of Principal Executive Offices) (Zip Code)

(212) 512-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

PURPOSE OF FILING

The purpose of this filing is to report that a McGraw family trust and foundation have agreed to sell certain shares for estate administration purposes in connection with the estate of the late Harold W. McGraw, Jr.

Item 7.01.	Regulation FD Disclosure.

During his lifetime, the late Harold W. McGraw, Jr. established a trust (the “Trust”), which, upon Mr. McGraw’s death in 2010, provided for the establishment of The Harold W. McGraw, Jr. Family Foundation (the “Foundation”).  The Trust and the Foundation each hold shares of common stock of The McGraw-Hill Companies, Inc. (the “Company”).  On June 23, 2011, the Company agreed to purchase 2,297,627 shares of the Company’s common stock from the Trust and 156,887 shares from the Foundation for estate administration purposes.  The purchases will be made pursuant to the Company’s existing 2007 share repurchase authorization.  Harold W. McGraw III (the Company’s Chairman, President and Chief Executive Officer) and Robert P. McGraw (a Director of the Company and the brother of Harold W. McGraw III) will not sell in this transaction any shares of the Company’s common stock that they hold directly.  Upon consummation of the transaction, the Trust and the Foundation will continue to hold 3,287,516 shares and 619,310 shares, respectively.

The shares will be purchased from the Trust and the Foundation at a discount of 1.375% from the June 23, 2011 New York Stock Exchange closing price of $40.07.  This discount was agreed to following receipt of independent financial and legal advice.

The Company has been advised by representatives of the Trust that it expects to use the after-tax net proceeds from the sale of its shares primarily for bequests pursuant to the terms of the Trust, including the funding of trusts for the benefit of Harold W. McGraw III, Robert P. McGraw and other McGraw family members.  The Company has been advised by the Foundation that it expects to use the after-tax net proceeds from the sale of its shares to fund its charitable purposes.

The information in this Form 8-K shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MCGRAW-HILL COMPANIES, INC.

/s/ Kenneth M. Vittor
By:	Kenneth M. Vittor
Executive Vice President and General Counsel

Dated: June 24, 2011